Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
Healthcare Realty Trust Incorporated
Nashville, Tennessee
We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our reports dated February 22, 2008, relating to the consolidated financial statements, the effectiveness of Healthcare Realty Trust Incorporated’s internal control over financial reporting, and schedules of Healthcare Realty Trust Incorporated appearing and incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.
We also consent to the reference to us under the caption “Experts” in the Prospectus.
/s/ BDO Seidman, LLP
BDO Seidman, LLP
Nashville, Tennessee
May 13, 2008